Confidential - Without Prejudice
For Settlement
Purposes Only

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement (the “Agreement”), dated as of February 24, 2007, between China Broadband, Ltd., a Cayman Islands company (the “Company”), a subsidiary of China Broadband, Inc. (“Broadband”), and Yue Pu (the “Executive”) is made on January 11, 2008.

WHEREAS, the Company and the Executive entered into the Agreement to provide for the rendering of certain services to the Company by the Executive; and

WHEREAS, the Company and the Executive wish to amend the Agreement in accordance with Section 10(f) of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1.	All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.

2.	Section 3(a) shall be amended and restated in its entirety to read as follows:

(a) Service with Company. During the term of the Executive's employment, the Executive shall serve in the position of Vice Chairman and principal financial officer of the Company and Parent, and Executive shall have the authority, duties and responsibilities generally associated with such position and as may be determined by the Chairman (“Chairman”) or the Board of Directors (the “Board”) of the Company or its Parent from time to time subject to the provisions of this Agreement, as amended, and subject to the control and direction of the Board, managing operational activities relating to the operations of the Company and Parent in the PRC, and planning operational policies, objectives and initiatives, as well as furthering the Company’s short - and long-term financial and operational goals. Specifically, Executive shall continue to be involved with the preparation, and filing of financial statements and periodic reports and the execution of officer certifications to be filed pursuant to the Securities Exchange Act of 1934, as amended until a replacement Principal Financial Officer is hired. The Executive will report to the Board.

Section 3(b)(i) of the Agreement is amended and restated in its entirety to read as  follows:

Subject to the provisions hereof, the Executive agrees to serve the Company and Parent faithfully and to the best of his ability and to devote so much of his time to the affairs of the Company and Parent as, in the reasonable judgment of the Board, the conduct of the business of the Company and Parent shall reasonably require, and the Executive shall not be obligated to do or perform any act or thing in connection with the business of the Company or Parent not expressly set forth herein.

3.	Section 6 of the Agreement is hereby amended and restated in its entirety to read as follows:

Nothing herein contained shall be deemed to preclude the Executive from engaging, directly or indirectly, in any Permitted Activities. For purposes hereof, (a) “Permitted Activities” include: (i) serving as an officer, director and/or board committee member or being a securityholder of China Cablecom, Ltd. and Cablecom Holdings/Jaguar (as defined below) (and any successor), and the respective affiliates thereof, pursuant to an employment agreement or otherwise and all activities undertaken in connection with the Cablecom Business (as defined below); (ii) management of his personal and family investments; (iii) engaging in Other Permitted Investments (as defined below); (iv) serving as a director, board or other committee member or trustee or in any other advisory capacity to any companies or other entities if such activities do not materially interfere with his services to the Company; (v) serving on industry boards or committees and trade associations in a non-employee capacity; and (vi) performing civic, community, public service, charitable, religious or philanthropic functions, (b) “Other Permitted Investments” shall include: (x) investments in securities of publicly traded entities; and (y) passive investments in businesses not competitive with the Business of the Company described below, it being acknowledged that a “passive investment” shall be deemed to mean an investment in a business that does not require or result in the participation of the Executive in the management or operations of such business, except during times other than regular business hours and which do not materially interfere with his services to the Company, and (c) “Cablecom Holdings/Jaguar” shall mean China Cablecom Holdings, Ltd. and Jaguar Acquisition Corporation (such entities are described in the Registration Statement on Form S-4, as the same may from time to time be amended, of China Cablecom Holdings, Ltd. filed with the Securities and Exchange Commission), the business of which shall include acting as a joint venture provider of cable television services in the People’s Republic of China and related activities, but which does not include the provision of Stand-Alone Broadband Services (as defined below)(collectively, the “Cablecom Business”). It is contemplated that the Executive shall, until such time as the Company and Parent have hired a Chief Financial Officer (A) remain an executive of the Company and specifically, continue to have all responsibilities of a principal financial and principal accounting officer, amended, and (B) take commercially reasonable efforts to further assure that such other activities with China Cablecom, Ltd., Cablecom Holdings/Jaguar (and any successor) will not materially interfere with his above-referenced obligations to the Company. Notwithstanding the foregoing, Executive will not divulge any confidential information or opportunities of the Company. At such time as the Company and Parent have hired a Chief Financial Officer and Principal Financial Officer, Executive’s work requirements shall be appropriately reduced further except that he shall remain Vice Chairman and Director of the Company and Parent during the term of his employment with the Company. The “Business” of the Company, for purposes of the scope or nature of activities to be performed by the Executive under this Agreement, shall relate to stand alone, independent broadband services, including electronic program/television program-type publications (collectively, “Stand Alone Broadband Services”).

4.	A new Section 10 shall be added to the Agreement as follows:

Any controversy or claim arising out of, in conjunction with or relating to this Agreement (other than an action for injunctive relief) shall be resolved by arbitration, to be held in the County of New York, State of New York, in accordance with the Commercial Rules of the American Arbitration Association then in effect; judgment upon the award rendered by the arbitrator shall be final and binding upon the parties and judgment on the award may be entered and enforced in any federal or state court of competent jurisdiction located in the County of New York, State of New York. The parties to this Agreement hereby irrevocably consent to personal jurisdiction in the federal and state courts located in the County of New York, State of New York for that purpose. The arbitration award shall include attorneys’ fees and costs to the prevailing party.

5.	Section 10 of the Agreement shall become Section 11.

6.
Except as modified by this Amendment, the Agreement shall continue unmodified and in full force and effect and each party hereto ratifies, approves and confirms the Agreement, as modified by this Amendment, in all respects.

7.
This Amendment may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing any such counterpart.

* * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CHINA BROADBAND, LTD. By: /s/ Clive Ng Name: Clive Ng Title: Chairman Yue Pu Yue Pu